Exhibit 10.1

Letter Agreement with Pen-Mun Foo

October 25, 2011

I, Peng Mun Foo, hereby accept my position with Bonanza Goldfields Corporation as Interim CFO.

As Interim CFO, I understand my duty to assist Bonanza Goldfields in:

1) Completing Quarterly (10Q) and Yearly (10K) filings.

2) Preparing financial metrics and comparisons used in marketing Bonanza and raising capital.

The company will give me up to $2500 USD monthly in expense reimbursement incurred by my role with the Company. I will also receive quarterly 1,000,000 shares of common stock of Bonanza Goldfields Corporation.

The duration for this position will be 3 months, and renewable each quarter by mutual agreement.

I’m looking forward to working with the Bonanza Goldfields Corporation management team.

Sincerely,

Peng Mun Foo, CFA